Exhibit 99.1
Levitt Corporation Reports Financial Results
For The Second Quarter 2006
     FORT LAUDERDALE, FL — August 2, 2006 — Levitt Corporation (NYSE: LEV) today announced financial results for the second quarter 2006. For the three-month period ending June 30, 2006, Levitt Corporation (the “Company”) had a net loss of $0.7 million, or a diluted loss per share of ($0.04), compared to net income of $6.1 million, or $0.30 per diluted share, reported in the second quarter 2005. The 2006 results include impairment charges associated with our Tennessee operations (discussed in detail later in this release), which reduced net income for the second quarter 2006 by $3.8 million, or $0.19 per diluted share. Year-to-date, the Company reported a net loss of $1.4 million, or a diluted loss per share of ($0.07), compared to net income of $35.9 million, or $1.79 per diluted share, for the first six months of 2005.
     Chairman and Chief Executive Officer, Alan B. Levan, commented, “Although rising mortgage rates combined with an over supply of unsold homes have resulted in one of the most challenging periods in the U.S. home market in over a decade, we believe Levitt has made significant progress on a number of its strategic initiatives and that the importance of these initiatives will become more apparent as the homebuilding market moves through the current business cycle and the current competitive market stabilizes. As a result of our operating initiatives, we believe we will enter 2007 with increased production efficiency, improved customer focus and quality controls, a strengthened operational platform, enhanced sales and marketing competencies, a state of the art technology infrastructure, and an outstanding portfolio of active adult and family communities. Based on our ongoing efforts to capitalize on our improved operating platform, we believe Levitt will return to sustained profitability and growth as the housing market improves.
Homebuilding Division:
     “Total revenue from sales of real estate for the second quarter of 2006 increased 9% to $117.6 million, up from $108.0 million earned in the corresponding 2005 period. Net new orders decreased 23% to 332 units in the second quarter of 2006 from 429 units in the comparable 2005 period, mirroring the sales trends recently reported by several other public builders. Demand in our active adult communities, which constitutes 67% of our unsold lot inventory, has particularly softened in Florida as buyers appear to be concerned about their ability to sell their existing homes. However, our projects in Atlanta and Myrtle Beach continue to meet or exceed our expectations. Average selling prices for new orders in the second quarter of 2006 rose 13% to $353,000, up from $312,000 in the prior year period and $335,000 in the previous quarter.
     “At the close of the quarter, our homebuilding division had a backlog of 1,799 homes. While this is 5% lower than the 1,899 homes in backlog at June 30, 2005, improvements in average selling prices within our communities yielded a 16.5% increase in backlog value to a record $609.2 million, up from $522.8 million in the second quarter of 2005. Consequently, the average sales price of the homes in backlog for the quarter increased 23% to $339,000, up from $275,000 in the second quarter of 2005. During the second quarter of 2006, deliveries declined to 392 units, versus 448 units delivered in the 2005 quarter. However, our cycle time is improving at most of our locations and we believe that this will allow us to fully deliver the backlog we had coming into the year. As part of our risk management approach, Levitt & Sons® does not build a significant number of ‘spec’ homes. As a consequence, we believe Levitt is better positioned than many other builders who are implementing aggressive discount strategies to move unsold inventory. Completed spec inventory consisted of only 29 units at the end of the quarter, with an additional 66 spec units in various stages of construction.
     “Margin percentage (defined as sales of real estate, minus cost of sales of real estate, divided by sales of real estate) was 20.5% in the second quarter, versus 21.3% in the second quarter of 2005 but improved from the 18.4% margin experienced in the first quarter of 2006. The improvement over the first quarter is due primarily to a reduced percentage of deliveries from our Tennessee operations. Selling, general and administrative expenses (SG&A) as a percent of total homebuilding revenues were approximately 17.5% in the quarter, versus 12.7% in the second quarter of 2005. The increase was primarily the result of compensation expense associated with increased headcount, outside sales commissions, advertising, and costs associated with new communities that are not expected to generate revenue until 2007.
     “In connection with our periodic review of the goodwill associated with our Tennessee operations and after consideration of the potential for growth and profitability in the Memphis and Nashville markets, we recorded an impairment charge of $6.0 million, which included the write-off of $1.3 million in goodwill, associated with the estimated costs of disposition. At June 30, 2006, total inventory in our Tennessee operations was $61 million, which represents about 10% of our total Homebuilding Division inventory, and backlog was $38 million, based on 165 units. Our Tennessee operations contributed $14.3 million in revenue on the delivery of 66 units in the second quarter of 2006 with a margin of 11.8%. In the same period in 2005, revenue was $17.9 million based on the delivery of 101 units with a margin of 13.9%.
     “As a result of the evaluation of Tennessee operations and slowing demand in other markets, we reduced our workforce approximately 9% in July. A severance charge of $350,000 will be recorded in the third quarter of 2006 in connection with these actions, and expected annual cash savings total approximately $4.2 million.
     “During the quarter, Levitt and Sons® opened sales for two new all-ages communities in Central Florida — Turtle Creek and The Reserve at Sanford, and our newest active adult community in the Atlanta market — Seasons at Lake Lanier.
     “Located approximately 30 minutes from both the Orlando International Airport and downtown Orlando, Turtle Creek’s first phase will comprise 433 single-family residences and town homes. More than 20 floor plans are available ranging from approximately 1,169 to 3,337 square feet. Prices start from the $200,000’s. Turtle Creek’s family-oriented community is expected to offer a clubhouse, zero entry pool and fitness center, and green space dedicated to outdoor activities including walking trails, green park areas, tot lot, a dog run, and sand volleyball, tennis and basketball courts.
     “Designed for families, the Reserve at Sanford offers 129 town homes with two different floor plan varieties ranging from the 1,147 square foot two-bedroom, two-bathroom to the three-bedroom, three-bathroom town homes totaling 1,563 square feet. All of the residences include a two-car garage in the rear and prices start from $247,000. Located about 12 minutes from Orlando International Airport and 20 minutes from downtown Orlando, the community is within a short driving distance to theme parks, entertainment venues, shopping centers and colleges. The Reserve at Sanford showcases an array of amenities, including complimentary lawn care, a community pool, cabanas and tot lot.
     “During the quarter, Levitt and Sons® commenced sales from its second community in the Atlanta region on approximately 410 acres fronting Lake Lanier in Gainesville, Georgia. Seasons on

Lake Lanier, located on a point of Lake Lanier with views from two separate shorelines is a gated active adult community offering 722 homes ranging from the $200,000’s to over $400,000. The community is designed to have minimal impact on area streams and will preserve more than half the site, approximately 215 acres, as open space. Levitt’s extensive amenities are planned to include its signature 28,000 square foot clubhouse, a full fitness center with an indoor pool on the ground floor, a theatre, performing arts center, separate billiards and card rooms, a media room, and gourmet teaching kitchen.
Land Division:
     “Revenue from land sales was $14.1 million for the second quarter compared to $149,000 during the same 2005 period. During the quarter, 48.5 acres were sold with a margin of 45.2%, including the sale of a 3.75 acre commercial parcel which represented the final sale in the St. Lucie West development. Total SG&A increased 56% to $3.0 million during the quarter from $1.9 million for the same 2005 period associated with increased headcount in support of new commercial operations and the South Carolina project, higher variable compensation and an increase in insurance costs. The backlog in Levitt’s land division at June 30, 2006 consisted of contracts for the sale of 84 acres at TraditionTM Florida with a sales value of $15.4 million.
     “We are very pleased with the continuing progress of our master planned community, Tradition TM Florida where we continue to see demand from prospective residential and commercial land purchasers. The Landing at TraditionTM Florida, our approximate 600,000 square-foot, 70 acre ‘power center,’ is anticipated to open in time for the 2007 holiday shopping season. Moreover, Tradition™ Square is nearly fully leased with a grocery, restaurants, specialty and convenience retail providing the initial retail infrastructure of Tradition™, an important component of the amenities that give master planned communities their competitive advantage.
     “Core Communities received an Award of Excellence for its 2006 Residential Landscape and Site Design Guidelines for our 8,200-acre master planned community, TraditionTM Florida at this year’s Florida chapter of the American Society of Landscape Architects (FLASLA) Annual Conference and Expo. The award is the highest recognition possible in the Research and Communication category.
     “We are pleased with the continued progress of TraditionTM South Carolina. Development continues on the Tommy Fazio-designed 18-hole golf course described as the centerpiece of this 5,400-acre master planned community with 3,000 acres available for sale. Discussions are active with multiple potential buyers, and land sales at TraditionTM South Carolina are projected to begin in the fourth quarter of 2006.
Other Operations:
     “Other Operations consist of the activities of Levitt Commercial, the Company’s parent company operations, earnings from investments in Bluegreen and other real estate investments and joint ventures. SG&A expenses for the second quarter 2006 increased to $6.8 million compared with $3.8 million in connection with higher headcount, costs associated with systems development and human resource initiatives, and stock option expense, which totaled approximately $0.6 million with no comparable expense in the prior year. Based on our ownership interest of approximately 31% of the outstanding shares of Bluegreen, income associated with our investment in Bluegreen was $2.2 million for the second quarter of 2006 compared to earnings of $4.7 million in the corresponding 2005 period.

Levitt Corporation:
     “While expensive in the short term, we believe the investments we are making in reengineering our infrastructure and internal processes will ultimately result in higher unit deliveries, increased customer satisfaction, shorter delivery cycle times, and improve construction and supply-chain efficiencies, all of which are fundamental to sustained profitability. We feel confident our efforts and strategic initiatives will position Levitt for future growth and will contribute to the achievement of our long-term goals,” Levan concluded.
Levitt Corporation Selected Financial Data (Consolidated)
Second Quarter, 2006 Compared to Second Quarter 2005
•	Total revenues of $131.7 million vs. $108.0 million, a 22% increase

•	Net loss of $0.7 million vs. net income of $6.1 million, a 112% decrease

•	Diluted loss per share of $0.04 vs. diluted earnings per share of $0.30, a 113% decrease

•	SG&A as a percent of total revenue was 23.1% vs. 18.0%

•	Homes delivered (units) of 392 vs. 448, a 13% decrease

•	New orders (units) of 332 vs. 429, a 23% decrease

•	New orders (value) of $117.3 million vs. $133.9 million, a 12% decrease

•	Homebuilding backlog (units) of 1,799 vs. 1,899, a 5% decrease

•	Homebuilding backlog (value) of $609.2 vs. 522.8, a 17% increase

•	Land Division backlog (value) of $15.4 million vs. $59.9 million, a 74% decrease
Year-To-Date, 2006 Compared to Year-To-Date, 2005
•	Total revenues of $258.2 million vs. $307.9 million, a 16% decrease

•	Net loss of $1.4 million vs. net income of $35.9 million, a 104% decrease

•	Diluted loss per share of $0.07 vs. diluted earnings per share of $1.79, a 104% decrease

•	SG&A as a percent of total revenue was 22.2% vs. 13.8%

•	Homes delivered (units) of 831 vs. 949, a 12% decrease

•	New orders (units) of 838 vs. 1,034, a 19% decrease

•	New orders (value) of $286.7 million vs. $299.2 million, a 4% decrease

Levitt Corporation will also host an investor and media teleconference call and webcast on Thursday, August 3, 2006, at 11:00 a.m. Eastern Time.

Teleconference Call Information:
     To access the teleconference call in the U.S. and Canada, the toll free number to call is 800-991-2309. International calls may be placed to 706-643-1854. Domestic and international callers should reference PIN number 3010157.
     A replay will be available beginning two hours after the completion of the call and will be available until 5:00 p.m., September 8, 2006. To access the replay option in the U.S. and Canada, the toll-free number to call is 800-642-1687. International calls for the replay may be placed at 706-645-9291. Domestic and international callers should reference PIN number 3010157.
Webcast Information:
     To listen to the live and/or archived Webcast of the teleconference call, visit www.levittcorporation.com, access the “Investor Relations” section and click on the “Webcast” navigation link or go directly to http://www.visualwebcaster.com/event.asp?id=34812. The archive of the teleconference call will be available through 5:00 p.m., September 8, 2006.
     Levitt Corporation’s second quarter 2006 earnings results press release and financial summary will be available on its website: www.levittcorporation.com. To view the press release and financial summary, access the “Investor Relations” section and click on the “News Releases” navigation link.
     Copies of the earnings results press release and financial summary will also be made available upon request via fax, email, or postal service mail, by contacting Levitt Corporation’s Investor Relations department using the contact information listed below.
About Levitt Corporation:
     Levitt Corporation is the parent company of Levitt and Sons® and Core Communities. Levitt Corporation also holds an aggregate 31% ownership interest in Bluegreen Corporation.
     Levitt and Sons®, America’s first builder of planned suburban communities, is best known for creating New York’s Levittown, Long Island and has built approximately 200,000 homes over the last 77 years. Today, Levitt and Sons® develops single and multi-family home communities for active adults and families in Florida, Georgia, Tennessee, and South Carolina. A significant portion of Levitt’s strategy is to be a leader in developing communities for America’s next, big demographic wave: retirement of the baby-boom generation. These communities typically feature a wide variety of amenities, including resort style pools, fitness and athletic facilities, and grand clubhouses.
     Core Communities develops master-planned communities, including its original and best known, St. Lucie West. Core Communities’ newest master planned community is Tradition TM Florida. Now under development on Florida’s Treasure Coast in St. Lucie County,
Tradition TM is an 8,200-acre community that is planned to ultimately feature up to 18,000 residences as well as a commercial town center and a world-class corporate park. Core has also begun development of Tradition TM South Carolina, an approximate 5,400-acre parcel of land located adjacent to Hilton Head Island and Bluffton, South Carolina that is planned to ultimately include up to 9,500 residences and 1.5 million square feet of commercial space.

For further information, please visit our websites:
www.LevittCorporation.com
www.LevittandSons.com
www.CoreCommunities.com
* To receive future Levitt Corporation news releases or announcements directly via Email, please click on the Email Broadcast Sign Up button on our website: www.LevittCorporation.com.
Levitt Corporation Contact Information
Investor Relations & Corporate Communications:
Leo Hinkley, Senior Vice President
Phone: (954) 940-4995
Fax: (954) 940-5320
Email: InvestorRelations@LevittCorporation.com
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     Some of the statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act” ), that involve substantial risks and uncertainties. Some of the forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect,” “will,” “should,” “seeks” or other similar expressions. Forward-looking statements are based largely on management’s expectations and involve inherent risks and uncertainties. In addition to the risks identified below, you should refer to our periodic and current reports filed with the United States Securities and Exchange Commission (the “SEC”) for specific risks which could cause actual results to be significantly different from those expressed or implied by those forward-looking statements. When considering those forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements in this release and in our SEC reports. Some factors which may affect the accuracy of the forward-looking statements apply generally to the real estate industry, while other factors apply directly to us. Any number of important factors which could cause actual results to differ materially from those in the forward-looking statements include: the impact of economic, competitive and other factors affecting the Company and its operations; the market for real estate generally and in the areas where the Company has developments, including the impact of market conditions on the Company’s margins; delays in opening planned new communities and completing developments as currently anticipated; shortages and increased costs of construction materials and labor; the need to offer additional incentives to buyers to generate sales; the effects of increases in interest rates; the ability to consummate sales contracts included in the Company’s backlog; the Company’s ability to realize the expected benefits of its expanded platform, technology investments, growth initiatives and strategic objectives; the Company’s ability to timely close on land sales and to deliver homes from backlog, shorten delivery cycles and improve operational and construction efficiency; the realization of our cost savings associated with reductions of workforce and the ability to limit overhead and costs commensurate with sales; the actual costs of disposition of our Tennessee operations may exceed current estimates; and the Company’s success at managing the risks involved in the foregoing. Many of these factors are beyond our control. The Company cautions that the foregoing factors are not exclusive.